Exhibit 4.4

INVESTOR SECURITIES PURCHASE AGREEMENT

This INVESTOR SECURITIES PURCHASE AGREEMENT (this “Agreement”), is entered into as of September 22, 2008, by and among CT Technologies Holdings, LLC, a Delaware limited liability company (the “Company”), and the persons listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”). Certain defined terms have the meanings given to those terms in Section 3 below.

WHEREAS, in connection with the acquisition of Companion Technologies Corporation pursuant to that certain Stock Purchase Agreement dated as of December 31, 2006 by and among Blue Cross and Blue Shield of South Carolina and the Company, the Company issued Series A Shares to certain of the Investors pursuant to the Investors Securities Purchase Agreement dated as of December 29, 2006 (the “Original Agreement”).

WHEREAS, (a) pursuant to Section l(d) of the Original Agreement, ABRY, as an affiliate of ABRY V, and (b) each other Investor set forth on Schedule A attached hereto, desire to purchase from the Company, and the Company desires to sell to the Investors, the Company’s Series A Shares (the “Series A Shares”), in the respective quantities and for the respective prices set forth on Schedule A hereto, as the case may be, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and the Investors agree as follows:

1. Purchase and Sale of Shares.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, each Investor will purchase, and the Company will sell, the number of Series A Shares set forth opposite such Investor’s name on Schedule A for the aggregate consideration set forth opposite such Investor’s name on Schedule A (the “Purchase Price”). The issuance of any Series A Shares hereunder is conditioned upon the contemporaneous closing of the transactions contemplated under the Merger Agreement. On the Closing Date, each Investor will deliver to the Company (or its designee) a wire transfer of immediately available funds in the aggregate amount of the Purchase Price payable by such Investor.

(b) In connection with the purchase and sale of Series A Shares under this Agreement, each Investor, severally and not jointly, represents and warrants to the Company that the following statements are true on the date hereof and will be true on the Closing Date as if made on such date:

(i) The Series A Shares to be acquired by such Investor pursuant to this Agreement will be acquired for such Investor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or the terms of the LLC Agreement or the Members Agreement, and such Series A Shares will not be disposed of in contravention of any such laws or agreement.

(ii) Such Investor is an accredited investor as such term is defined in Regulation D promulgated pursuant to Section 4(2) of the Securities Act. Such Investor acknowledges and agrees that the Series A Shares are being sold in reliance on an exemption from registration under the Securities Act and exemptions contained in applicable state securities laws, and that the Series A Shares cannot and may not be sold or transferred except in a transaction that is exempt under the Securities Act and those state acts or pursuant to an effective registration statement under the Securities Act and those state acts or in a transaction that is otherwise in compliance with the Securities Act and those state acts. Such Investor understands that it has no contractual right for the registration under the Securities Act of the Series A Shares for public sale (other than under the Registration Rights Agreement) and that, unless the Series A Shares are registered or an exemption from registration is available, the Series A Shares may be required to be held indefinitely.

(iii) Such Investor is able to bear the economic risk of the investment in Series A Shares for an indefinite period of time, and such Investor understands that Series A Shares are subject to the transfer restrictions contained herein and have not been registered under the Securities Act.

(iv) Such Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Series A Shares and has had full access to such other information concerning the Company as such Investor has requested. Such Investor has reviewed, or has had an opportunity to review copies of the following documents, (A) the Members Agreement, (B) the LLC Agreement (C) the Registration Rights Agreement, and (D) the Merger Agreement that the Company is entering into on the date of this Agreement.

(v) Each of this Agreement, the LLC Agreement, the Members Agreement and the Registration Rights Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies and the execution, delivery, and performance of each such Agreement by such Investor does not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which such Investor is a party or any judgment, order, or decree to which such Investor is subject.

(vi) As an inducement to the Company to sell the Series A Shares to such Investor, such Investor acknowledges and agrees that the Company and the other Investors shall have no duty or obligation to disclose to such Investor, and such Investor shall have no right under this Agreement to be advised of, any material information regarding the Company or any of its Subsidiaries at any time after the date of this Agreement.

(c) In connection with the purchase and sale of Series A Shares under this Agreement, the Company represents and warrants to each Investor that the following statements are true on the date hereof and will be true on the Closing Date as if made on such date:

(i) Organization, Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in every jurisdiction in which the failure to do so would not, or would not reasonably be expected to, have a material adverse effect on the assets, operations, business or financial condition of the Company and its Subsidiaries taken as a whole. The Company possesses all requisite power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Agreement.

(ii) Series A Shares Duly Authorized. When issued pursuant to this Agreement, all of the Series A Shares will be duly authorized and validly issued and outstanding, and will have been issued by the Company in compliance with applicable federal and state securities laws.

(iii) Authorization; Enforceability. The execution, delivery and performance by the Company or its officers of this Agreement, the LLC Agreement, the Members Agreement, the Registration Rights Agreement and all other agreements contemplated by this Agreement and such other Agreements to which the Company is a party and the offer, sale and issuance of Series A Shares have been duly authorized by the Company. This Agreement, the LLC Agreement, the Members Agreement, the Registration Rights Agreement, the Original Agreement and all such other agreements to which the Company is a party each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(iv) Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company. The Company will pay, and hold each Investor harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

(v) Capitalization. Immediately after the consummation of the transactions contemplated under Section 1 hereof, the equity capitalization of the Company will be as set forth on Schedule 1 attached hereto.

(vi) Private Offering; Consents and Approvals. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Series A Shares or the consummation of any other transaction contemplated hereby, except for compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor. Assuming that the representations of the Investors set forth in Section l(b) hereto are true and correct, the offer, sale, and issuance of the Series A Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and from the qualification requirements of each applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

(vii) Registration Rights; Voting Rights. Other than pursuant to the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and to the Company’s knowledge, except as set forth in the LLC Agreement and the Members Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

(viii) Notwithstanding anything to the contrary in this Agreement, the issuance of Series A Shares pursuant to this Agreement does not (i) require the Company to register under the Investment Company Act of 1940, as amended from time to time, (ii) cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-l(h), including the look-through rule in Treasury Regulation Section 1.7704-l(h)(3)), (iii) affect the Company’s existence or qualification as a limited liability company under the Delaware Limited Liability Company Act, as the same may be amended from time to time, (iv) cause the Company to be classified as other than a partnership for United States federal income tax purposes or (v) result in a termination of the Company under Code Section 708, unless the board of directors of the Company has determined that any such termination will not have a material adverse impact on the Members, or (vi) cause the application of the tax-exempt use property rules of Code Sections 168(g)(l)(B) and 168(h) to the Company or its Members.

(d) Reduction of ABRY Commitment. The parties acknowledge that ABRY’s acquisition of Series A Units hereunder is made in accordance with Section l(d) of the Original Agreement and, therefore, the amount of ABRY’s investment hereunder shall reduce the $40 million commitment of ABRY V (and its affiliates and co-investors) described in Section l(d) of the Original Agreement on a dollar for dollar basis. The Company further acknowledges that, following the transactions contemplated hereby, such $40 million commitment is fully funded and satisfied pursuant to Section l(d) of the Original Agreement.

2. Other Agreements.

(a) Any certificates representing the Series A Shares will bear the legend set forth in Section 11.4 of the LLC Agreement.

(b) Each Investor acknowledges that the transfer of Series A Shares is subject to the provisions of the Securities Act, applicable state securities laws, the LLC Agreement and the Members Agreement.

3. Definitions.

“ABRY” means ABRY Partners VI, L.P., a Delaware limited partnership.

“ABRY V” means ABRY Partners V, L.P., a Delaware limited partnership.

“Closing Date” means the date on which the transactions contemplated under the Merger Agreement are consummated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“LLC Agreement” means the Company’s Amended and Restated Limited Liability Company Agreement to be entered into as of the Closing Date, as in effect from time to time.

“Member” has the meaning set forth in the LLC Agreement.

“Members Agreement” means the Amended and Restated Members Agreement, to be entered into as of the Closing Date, by and among the Company and the members of the Company, as in effect from time to time.

“Merger Agreement” means that certain Agreement and Plan of Merger dated August 4, 2008 by and among ChartOne, Inc., a Delaware corporation, HealthPort Technologies, LLC, a Georgia limited liability company and the other parties thereto.

“Other Purchase Agreements” means, collectively, (i) the Original Agreement, (ii) the Senior Preferred Purchase Agreement and (iii) the Merger Agreement, each as in effect from time to time.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into as of the Closing Date among the Company and the initial members of the Company, as in effect from time to time.

“Related Documents” means, collectively, this Agreement, the LLC Agreement, the Members Agreement, the Registration Rights Agreement and the Other Purchase Agreements.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Preferred Purchase Agreement” has the meaning set forth in the Members Agreement.

“Series A Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

4. Notices. All communications or notices required or permitted by this Agreement will be in writing and will be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via first class United States mail), or (c) on the Business Day following the date when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested on the date set forth in the records of such delivery service or on the third day after so deposited in the United States mail, in each case, addressed as follows:

if to the Company, to:

CT Technologies Holdings, LLC

875 North Michigan Avenue

Suite 3640

Chicago, Illinois 60611

Facsimile: (312) 255-0060

Attention: Patrick J. Haynes, III

With a copy (which will not constitute notice to the Company) to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Facsimile: 212-446-4900

Attention: Armand A. Della Monica

if to ABRY or its Affiliates, to:

c/o ABRY Partners, LLC

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

Facsimile: 617-859-7205

Attention: Jay Grossman, Erik Brooks, Hilary Grove

with a copy (which will not constitute notice to such Person), to:

Kirkland & Ellis LLP

153 East 53rd Street, 39th Floor

New York, New York 10022

Facsimile: 212-446-4900

Attention: Armand A. Della Monica

if to each other Investor, to:

the address as set forth in the LLC Agreement.

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

5. General Provisions.

(a) Certain Expenses. At the Closing and from time to time thereafter, the Company and its Subsidiaries shall pay, and save each Investor and its Affiliates harmless against liability for the payment of, all out of pocket expenses arising in connection with (x) the transactions contemplated hereunder and under the other Related Documents; (y) the ownership of any Equity Securities of the Company; and (z) the enforcement of any of such Investor’s rights under this Agreement or any of the other Related Documents, including in each case:

(i) document production and duplication charges and the fees and expenses of any special counsel engaged by such Investor in connection with (i) this Agreement, any of the other Related Documents and the transactions contemplated hereby or thereby and (ii) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Related Documents, whether or not such proposed action shall be effected or granted;

(ii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Investor in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Series A Shares or any other Related Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Related Document or the transactions contemplated hereby or thereby or by reason of such Investor or its Affiliate having acquired any Equity Security of the Company, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

(iii) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereunder or under any of the other Related Documents, including the use of the proceeds of the Series A Shares by the Company.

(b) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by each of the Investors, the Company and their respective successors and assigns (including subsequent holders of the Series A Shares); provided that the rights and obligations of each of the Investors under this Agreement will not be assignable except in connection with a transfer of Series A Shares permitted under the LLC Agreement and the Members Agreement.

(d) Choice of Law. The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws or choice of law of the State of Delaware or any other jurisdiction which would result in the application of the law of any jurisdiction other than the State of Delaware.

(e) Time is of the Essence. The parties to this Agreement hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

(f) Specific Performance. The parties to this Agreement acknowledge and agree that each would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the parties hereto agree that each party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties to this Agreement and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(g) Entire Agreement. This Agreement and the agreements and documents referred to herein contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

(h) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN

CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(j) Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFICATE ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 4. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

CT TECHNOLOGIES HOLDINGS, LLC

By:	/s/ Michael J. Labedz
	Name:	Michael J. Labedz
	Title:	Vice President and Secretary

[Signature Page to the Investor Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

ABRY PARTNERS VI, L.P.

By:	ABRY VI CAPITAL PARTNERS, L.P., Its General Partner

By:	ABRY VI Capital Investors, LLC, Its General Partner

	By:	/s/ Jay Grossman
	Name:	Jay Grossman
	Title:	Authorized Signatory

[Signature Page to the Investor Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

PENNANTPARK INVESTMENT CORPORATION

By:	/s/ Arthur Penn
Name:	Arthur Penn
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT MEZZANINE PARTNERS II, LP

By:	NYLIM Mezzanine Partners II GenPar, LP, Its General Partner

By:	NYLIM Mezzanine Partners II GenPar GP, LLC, Its General Partner

By:	/s/ Susan Ruskin
Name:	Susan Ruskin
Title:	Vice President

NYLIM MEZZANINE PARTNERS II PARALLEL FUND, LP

By:	NYLIM Mezzanine Partners II GenPar, LP, Its General Partner

By:	NYLIM Mezzanine Partners II GenPar GP, LLC, Its General Partner

By:	/s/ Susan Ruskin
Name:	Susan Ruskin
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have executed this Investor Securities Purchase Agreement on the date first written above.

DLJ INVESTMENT PARTNERS III, L.P.

By:	DLJ Investment Associates III, L.P., Its General Partner

By:	DLJ Investment Partners, Inc., Its General Partner

By:	/s/ Doug Ladden
Name:	Doug Ladden
Title:	Principal

DLJ INVESTMENT PARTNERS, L.P.

By:	DLJ Investment Associates III, L.P., Its General Partner

By:	DLJ Investment Partners, Inc., Its General Partner

By:	/s/ Doug Ladden
Name:	Doug Ladden
Title:	Principal

IP III PLAN INVESTORS, L.P.

By:	DLJ LBO Plans Management Corporation, Its Managing General Partner

	By:	/s/ Edward Nadel
	Name:	Edward Nadel
	Title:	Vice President

SCHEDULE 1

CAPITALIZATION OF THE COMPANY

SERIES OF SHARES	ISSUED
Senior Preferred	30,000.0000
Series A	218,874.4545
Series B-l	6,788,000
Series B-2	16,962,000
Series C	7,730.0945

SCHEDULE A

INVESTORS

Investor	Series A Shares to be Purchased	Purchase Price
ABRY Partners VI, L.P.	33,988.8056	$19,575,172.82
Pennant Park Investment Corporation	5,556.2308	$3,200,000.00
New York Life Investment Management Mezzanine Partners II, LP	6,131.9596	$3,531,579.52
NYLIM Mezzanine Partners II Parallel Fund, LP	1,507.8577	$868,420.48
DLJ Investment Partners III, L.P.	4,920.4035	$2,833,808.00
DLJ Investment Partners, L.P.	2,012.4355	$1,159,022.00
IP III Plan Investors, L.P.	706.9783	$407,170.00
TOTAL	54,824.6710	$31,575,172.82